                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) May 2, 2000

                                 ---------------

                                  ODWALLA, INC.

               ---------------------------------------------------

               (Exact name of registrant as specified in charter)


CALIFORNIA                          0-23036                          77-0096788
(State or other            (Commission File Number)               (IRS Employer
jurisdiction                                                 Identification No.)
of incorporation)


                  120 STONE PINE ROAD, HALF MOON BAY, CA 94019

                  --------------------------------------------

               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (650) 726-1888


                                 -------------

                                      NONE

                                 -------------

         (Former name or former address, if changed since last report.)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On May 10, 2000, Odwalla, Inc. ("Registrant") filed a Current Report on Form 8-K to report the Registrant's acquisition of all of the outstanding capital stock of Fresh Samantha, Inc. ("Fresh Samantha").

         This amendment to the Registrant's Current Report on Form 8-K is being filed to include the Financial Statements and Pro Forma Financial Information required by Item 7 of Form 8-K.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements of Business Acquired

         See Index to Financial Statements and Pro Forma Financial Information beginning on page F-1 of this Report.

(b)      Pro Forma Financial Information

         See Index to Financial Statements and Pro Forma Financial Information beginning on page F-1 of this Report.

(c)      Exhibits.


                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ODWALLA, INC.


DATE:  July 13, 2000               By:
                                       /s/ James R. Steichen
                                       -----------------------------------------
                                       Name: James R. Steichen
                                       Title: Senior Vice President Finance, and
                                              Chief Financial Officer

        INDEX TO FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

FRESH SAMANTHA, INC.

     Report of Independent Accountants.....................................F-2
     Consolidated Balance Sheets, October 31, 1998, October 30, 1999 and
         April 29, 2000....................................................F-3
     Consolidated Statements of Operations, three years in the period ended October 30, 1999 and twenty-four weeks in the period ended April 17, 1999 and twenty-six weeks ended April 29, 2000. ..F-5 Consolidated Statements of Changes in Shareholders' Equity, three years in the period ended October 30, 1999 and twenty-six
         weeks in the period ended April 29, 2000..........................F-6
     Consolidated Statements of Cash Flows, three years in the period ended October 30, 1999 and twenty-four weeks in the period ended April 17, 1999 and twenty-six weeks ended April 29, 2000....F-7
     Notes to Consolidated Financial Statements............................F-9

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     Pro Forma Financial Information Overview.............................F-21
     Pro Forma Combined Condensed Balance Sheets..........................F-22
     Pro Forma Combined Condensed Statements of Operations for the year ended August 28, 1999............................................F-24
     Pro Forma Combined Condensed Statements of Operations for the
         twenty-six weeks ended February 26, 2000.........................F-25
     Notes to Combined Condensed Pro Forma Financial Statements...........F-26

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Fresh Samantha, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the consolidated financial position of Fresh Samantha, Inc. and Subsidiary as of October 30, 1999 and October 31, 1998, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Portland, Maine

December 22, 1999
except for Note 6,
as to which the date is
January 10, 2000

                              FRESH SAMANTHA, INC.
                           Consolidated Balance Sheets
                        (in thousands, except share data)

                                                                     October 31,     October 30,       April 29,
                                                                            1998           1999            2000
                                                                   -------------   ------------  --------------
                                                                                                    (unaudited)
Current assets
     Cash and cash equivalents                                     $       2,440   $        463    $        219
     Trade accounts receivable, net of allowance
         of $27, $488 and $266                                             1,337          3,444           2,709
     Inventories                                                             455          1,482           1,414
     Prepaid expenses and other current assets                                95              4             207
     Refundable income taxes                                                  47              -               -
     Deferred tax asset, current                                              58              -               -
                                                                   -------------   ------------    ------------

            Total current assets                                           4,432          5,393           4,549

Plant, property and equipment, net                                         2,483          7,130           6,209

Other assets, noncurrent                                                      21            205             213
                                                                   -------------   ------------    ------------

                Total assets                                       $       6,936   $     12,728    $     10,971
                                                                   =============   ============    ============

Current liabilities
     Accounts payable                                              $       1,298   $      3,758    $      4,044
     Accrued payroll and related items                                       193            502             765
     Accrued workers' compensation insurance                                  93             14               -
     Short-term borrowings                                                   102              -               -
     Other accruals                                                           26            174             724
     Current maturities of capital lease obligations                          62            228             227
     Current maturities of long-term debt                                     30          3,498           3,714
                                                                   -------------   ------------    ------------

            Total current liabilities                                      1,804          8,174           9,474

Capital lease obligations, less current maturities                           189            569             415
Long-term debt, less current maturities                                       44             31               -
Deferred income taxes                                                         98              -               -
Other                                                                         25             10              10
                                                                   -------------   ------------    ------------

Total liabilities                                                          2,160          8,784           9,899
                                                                        --------      ---------       ---------

Commitments and contingencies

Shareholders' equity
     Preferred stock:
         Class N-1, 160,000 shares authorized at $.01 par, 140,702 shares
            issued and outstanding; liquidation preference $3,869,305          -              1               1
         Class N-2, 80,000 shares authorized at $.01 par, 77,480 share
            issued and outstanding; liquidation preference $2,130,700          -              1               1
     Common stock:
         Class L-1, 50,000 shares authorized at $.01 par, 21,713 shares
            issued and outstanding                                             -              -               -
         Class L-2, 50,000 shares authorized at $.01 par, 9,151 shares
            issued and outstanding                                             -              -               -
         Class A-1 and A-2, 5,125,000 shares authorized at $.01 par, no shares issued
         Class A-3, 1,125,000 shares authorized at $.01 par, 277,768
            shares issued and outstanding                                      3              3               3
     Additional paid-in capital                                           13,002         19,000          19,000
     Accumulated deficit                                                  (8,229)       (15,061)        (17,933)
                                                                   --------------  -------------   -------------
Total shareholders' equity                                                 4,776          3,944           1,072
                                                                   -------------   ------------    ------------
Total liabilities and shareholders' equity                         $       6,936   $     12,728    $     10,971
                                                                   =============   ============    ============


          See accompanying notes to consolidated financial statements.

                              FRESH SAMANTHA, INC.

                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                       Year ended October              24 and 26 weeks ended
                                               ----------------------------------   ----------------------------
                                                                                      April 17,       April 29,
                                                 1997        1998        1999             1999           2000
                                               ---------   --------   ----------    ------------   -----------
                                               (unaudited)                           (unaudited)   (unaudited)

Net sales                                      $   7,180   $ 15,708   $   32,158     $    11,247    $   21,049

Cost of sales                                      4,011      8,895       16,888           6,273        10,228
                                               ---------   --------   ----------     -----------    ----------

    Gross profit                                   3,169      6,813       15,270           4,974        10,821
                                               ---------   --------   ----------     -----------    ----------

Operating expenses
    Sales and distribution                         1,474      4,149       15,870           5,575         9,597
    Marketing, general and administrative          1,379      2,564        5,820           1,763         2,884
                                               ---------   --------   ----------     -----------    ----------

            Total operating expenses               2,853      6,713       21,690           7,338        12,481
                                               ---------   --------   ----------     -----------    ----------

Income (loss) from operations                        316        100       (6,420)         (2,364)       (1,660)

Other (expense) income, net                         (107)      (269)        (197)            (25)       (1,212)
                                               ----------  ---------  -----------    ------------   -----------

Income (loss) before income taxes                    209       (169)      (6,617)         (2,389)       (2,872)

Income tax (expense) benefit                        (110)        51           40              41             -
                                               ----------  --------   ----------     -----------    ----------

Net income (loss)                              $      99   $   (118)  $   (6,577)    $    (2,348)   $   (2,872)
                                               =========   =========  ===========    ============   ===========

Basic net income (loss) per share              $    9.00   $ (2.55)   $  (21.31)     $    (7.60)    $   (9.29)
                                               =========   ========   ==========     ===========    ==========

Shares used in per share amounts                      11         46          309             309           309
                                               =========   ========   ==========     ===========    ==========

Diluted net income (loss) per share            $    9.00   $ (2.55)   $  (21.31)     $    (7.60)    $   (9.29)
                                               =========   ========   ==========     ===========    ==========

Shares used in per share amounts                      11         46          309             309           309
                                               =========   ========   ==========     ===========    ==========





          See accompanying notes to consolidated financial statements.

                              FRESH SAMANTHA, INC.

           Consolidated Statements of Changes in Shareholders' Equity
                                 (in thousands)


                                                                Preferred Stock                           Common Stock
                                                 ---------------------------------------------  -------------------------------
                                                     Class N-1     Class N-2        Series A        Class A          Class B
                                                 --------------  --------------  --------------  --------------  --------------
                                                 Shares  Amount  Shares  Amount  Shares  Amount  Shares  Amount  Shares  Amount
                                                 ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Balance, October 26, 1996 (unaudited)                                               200  $    2       1  $    -      10  $   -

Net income (unaudited)
                                                                                  -----  ------   -----  ------   -----  -----
Balance, October 25, 1997                                                           200       2       1       -      10      -

Exchange of preferred stock
  for Class B shares                                                               (200)     (2)                      -      -
Exchange of shares                                                                                   (1)      -     (10)     -
Issuance of warrants related to
  Class A-3 shares
Issuance of common stock related to
  recapitalization, net of issuance costs
Redemption of common stock
Distribution to shareholders
Net loss
                                                                                  -----  ------   -----  ------   -----  -----
Balance, October 31, 1998                                                             -       -       -       -       -      -

Issuance of preferred stock, net
  of issuance costs                                141   $    1      77  $    1       -       -       -       -       -      -
Net loss                                                                              -       -       -       -       -      -
                                                   ---   ------    ----  ------   -----  ------   -----  ------   -----  -----
Balance, October 30, 1999                          141        1      77       1       -       -       -       -       -      -

Net loss (unaudited)
                                                   ---   ------    ----  ------   -----  ------   -----  ------   -----  -----

Balance, April 29, 2000
 (unaudited)                                       141   $    1      77   $   1       -  $    -       -  $    -       -  $   -
                                                   ===   ======    ====  ======   =====  ======   =====  ======   =====  =====


                                                             Common Stock
                                         -------------------------------------------------------               Accumulated
                                            Class A-3          Class L-1           Class L-2        Additional  Retained
                                         ---------------    ---------------     ----------------     Paid-in    Earnings
                                         Shares   Amount    Shares    Amount    Shares    Amount     Capital    (Deficit)    Total
                                         ------   ------    ------    ------    ------     ------     -------   ---------    -----
Balance, October 26, 1996 (unaudited)                                                                $      8   $     111   $   121

Net income (unaudited)                                                                                                 99        99

Balance, October 25, 1997                                                                                   8         210       220

Exchange of preferred stock
  for Class B shares                                                                                        2           -         -
Exchange of shares                          695    $  7                                                    (7)          -         -
Issuance of warrants related to
  Class A-3 shares                                                                                          1          (1)        -
Issuance of common stock related to
  recapitalization, net of issuance costs                       22    $   -            9   $    -      13,000        (816)   12,184
Redemption of common stock                 (417)     (4)                                                   (2)     (7,494)   (7,500)
Distribution to shareholders                                                                                          (10)      (10)
Net loss                                                                                                             (118)     (118)
                                            ---    ----       ----    ----          ----   ------     -------    --------   -------
Balance, October 31, 1998                   278       3         22        -            9        -      13,002      (8,229)    4,776

Issuance of preferred stock, net
  of issuance costs                                                                                     5,998        (255)    5,745
Net loss                                      -       -          -        -            -        -           -      (6,577)   (6,577)
                                            ---    ----       ----    ----          ----   ------     -------    --------   -------

Balance, October 30, 1999                   278       3         22        -            9        -      19,000     (15,061)    3,944

Net loss (unaudited)                                                                                               (2,872)   (2,872)
                                            ---    ----       ----    ----          ----   ------     -------    --------   -------
Balance, April 29, 2000
 (unaudited)                                278    $  3         22    $   -            9   $    -     $19,000    $(17,933)  $ 1,072
                                            ===    ====       ====    ====          ====   ======     =======    ========   =======

          See accompanying notes to consolidated financial statements.

                              FRESH SAMANTHA, INC.

                      Consolidated Statements of Cash Flows
                                 (in thousands)


                                                          Year ended October              24 and 26 weeks ended
                                                   --------------------------------- ------------------------------
                                                                                         April 17,      April 29,
                                                      1997       1998         1999          1999          2000
                                                   ----------  ---------  ----------    -----------    -----------
                                                   (unaudited)                           (unaudited)   (unaudited)

Cash flows from operating activities
   Net income (loss)                               $       99  $    (118) $   (6,577)   $    (2,348)   $    (2,872)
   Adjustments to reconcile net loss to net
      cash provided by (used in) operating activities:
         Depreciation                                     165        320       1,222            418            839
         Amortization                                       -         39           1              -              6
         Deferred taxes                                   111         (4)        (40)           (40)             -
         (Gain) loss on sale of assets                      9         82          (3)             -             24
         Changes in assets and liabilities
            Trade accounts receivable                    (454)      (607)     (2,107)        (1,276)           735
            Inventories                                  (186)      (172)     (1,026)           (51)            68
            Refundable income taxes                         -        (47)         47             47              -
            Prepaid expenses and other current assets     (65)       (75)         91            (17)          (203)
            Other noncurrent assets                        25         (8)       (150)           (49)            (8)
            Accounts payable                              513        565       2,459            900            286
            Accrued payroll and related items              19        123         310             87            263
            Accrued workers' compensation
               insurance                                    -         64         (79)           (93)           (14)
            Other accrued liabilities                     189          5         148            471            550
            Other long-term liabilities                     -         13         (14)           (25)             -
            Income taxes payable                            -        (48)          -              -              -
                                                   ----------  ---------- ----------    -----------    -----------
Net cash provided by (used in) operating
      activities                                          425        132      (5,718)        (1,976)          (326)
                                                   ----------  ---------  -----------   ------------   ------------

Cash flows from investing activities
   Capital expenditures                                  (689)    (1,489)     (5,075)        (1,586)           (94)
   Proceeds from sale of assets                             7          -          46              -            146
                                                   ----------  ---------  ----------    -----------    -----------
Net cash used in investing activities                    (682)    (1,489)     (5,029)        (1,586)            52
                                                   ----------- ---------- -----------   ------------   -----------

                              FRESH SAMANTHA, INC.

                                 (in thousands)

                                                          Year ended October              24 and 26 weeks ended
                                                   --------------------------------- ------------------------------
                                                                                         April 17,      April 29,
                                                      1997       1998         1999          1999          2000
                                                   ----------  ---------  ----------    -----------    -----------
                                                   (unaudited)                           (unaudited)   (unaudited)


Cash flows from financing activities
   Principal payments under long-term debt               (123)    (1,664)       (166)           (74)             -
   Proceeds from long-term debt                           347        722       3,385              -            185
   Net borrowings under line of credit                     94          -           -          2,047              -
   Debt issuance costs                                      -          -         (35)             -              -
   Payments of obligations under capital leases             -        (35)       (159)            34           (155)
   Redemption of common stock                               -     (7,500)          -              -              -
   Distribution to shareholders                             -        (10)          -              -              -
   Transaction expenses                                     -       (816)       (255)             -              -
   Issuance of preferred stock                              -          -       6,000              -              -
   Issuance of common stock                                 -     13,000           -              -              -
                                                   ----------  ---------  ----------    -----------    -----------
Net cash provided by financing activities                 318      3,697       8,770          2,007             30
                                                   ----------  ---------  ----------    -----------    -----------

Net increase (decrease) in cash and cash
   equivalents                                             61      2,340      (1,977)        (1,555)          (244)

Cash and cash equivalents, beginning of period             39        100       2,440          2,440            463
                                                   ----------  ---------  ----------    -----------    -----------

Cash and cash equivalents, end of period           $      100  $   2,440  $      463    $       885    $       219
                                                   ==========  =========  ==========    ===========    ===========

Cash paid during the year for:
   Interest                                        $       89  $     179  $      201


Noncash investing and financing activities: We entered into capital lease obligations for vehicle and equipment leases totaling $182 and $705 in 1998 and 1999. In addition, we financed equipment acquisitions of $577, $102 and $133 in 1997, 1998 and 1999.

          See accompanying notes to consolidated financial statements.

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Company. Fresh Samantha, Inc. ("Fresh Samantha" or "Company") is a creator, manufacturer and distributor of all-natural super-premium refrigerated juices. The Company delivers 19 blends of juices to selected markets along the Eastern Seaboard from Maine to Florida. The Company's products include classic juices, such as orange juice and grapefruit juice, smoothies and other nutritionally fortified juice products.

    Principles of Consolidation. The consolidated financial statements include the accounts of Fresh Samantha, Inc. and its subsidiary, Fresh Samantha Juice Bars, Inc. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.

    Fiscal Year. The Company's fiscal year is a fifty-two week or fifty-three week period ending on the last Saturday of October.

    Interim Financial Statements. The accompanying consolidated balance sheet of Fresh Samantha and its subsidiary at April 29, 2000 and the related consolidated statements of operations and of cash flows for the twenty-four and twenty-six week periods ended for each of April 17, 1999 and April 29, 2000 have not been audited by independent accountants. However, in management's opinion, they include all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations for the periods presented. The statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosure normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The operating results for the interim periods are not necessarily indicative of results to be expected for an entire year.

    Cash and Cash Equivalents. The Company invests its excess cash in money market funds, which are valued at amortized cost, which approximates market value. These investments are subject to minimal credit and market risk. We consider all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

    Inventories. Inventories are stated at the lower of cost or market with cost determined on a first-in first-out (FIFO) basis.

    Plant, Property and Equipment. Plant, property and equipment are stated at cost, less accumulated depreciation and amortization. The cost of additions and improvements are capitalized, while maintenance and repairs are charged to expense when incurred. Depreciation and amortization are provided on the straight-line basis over the shorter of the estimated useful life of the asset or the lease term.

    Other Assets. Other assets consist principally of deposits and debt issuance costs. Debt issuance costs are amortized over the term of the debt.

    Income Taxes. Fresh Samantha accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

    Revenue Recognition. Revenue is recognized when products are delivered to our customers. The product is distributed directly to customers stores by Company drivers. We provide our customers the right of return for products under certain circumstances and record a reserve for products estimated to be returned. The reserves for estimated product returns at October 31, 1998 and October 30, 1999 and were approximately $9,800 and $120,000, and are included in the allowances amounts of $26,900 and $488,200 in the accompanying balance sheets at October 31, 1998 and October 30, 1999.

    Advertising Costs. Advertising costs are expensed as incurred. For the years ended October 30, 1999 and October 31, 1998, the Company incurred advertising expenses of approximately $1,145,000 and $629,000.

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    Concentration of Risk. We are subject to a concentration of credit risk with respect to trade accounts receivable. However, this concentration is mitigated by the diversification of our customer base within the areas we distribute our products and by the number of customers.

    We are engaged in the manufacturing and distribution of fresh juice products and, therefore, are subject to certain risks that could have an unfavorable impact on operations, including an unfavorable weather impact on raw materials, changes in government regulations, changes in consumer demands and the emergence of significant competitors. A significant portion of Fresh Samantha's business and customers are concentrated in New England and along the Eastern Seaboard.

    Our raw materials consist primarily of fruit, fruit juices, purees and vegetables. The Company makes the majority of our purchases from a select number of suppliers that management has judged to be of high quality. Although concentrating purchasing with few suppliers, management believes that other suppliers could provide the raw materials with similar quality on comparable terms. However, an extended interruption in the supply of any of the raw materials used in the Company's products, or reduction in the materials' quality, would have an adverse effect on the Company's business and results of operations.

    Fair Value of Financial Instruments. The recorded amounts for cash and cash equivalents, accounts receivable, accounts payable, accrued payroll and related items and other accrued expenses approximate fair value due to the short-term nature of these financial instruments. The fair value of amounts outstanding under our notes payable and capital lease arrangements approximates their recorded values in all material respects, as determined by discounting future cash flows at current market interest rates as of October 31, 1998 and October 30, 1999.

    Use of Estimates. The financial statements are prepared in conformity with generally accepted accounting principles and, accordingly, include amounts that are based on management's best estimates and judgments. Actual results could differ from these estimates.

    Earnings per share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares issuable upon the exercise of stock options and warrants under the treasury stock method.

    The following table shows the computation of basic and diluted earnings per share, in thousands except per share data:

                                                                                          24 and 26 weeks ended
                                                                                          ---------------------
                                                                Year ended October           Apr 17,    Apr 29,
                                                            -------------------------        -------    -------
                                                             1997      1998       1999         1999      2000
                                                             ----      ----       ----         ----      ----
                                                        (unaudited)                             (unaudited)

    Basic:
      Weighted average common shares outstanding                11         46       309         309         309
      Net income (loss)                                   $     99   $   (118)  $(6,577)    $(2,348)    $(2,872)
      Per share amount, attributable to common
         shareholders                                     $   9.00   $  (2.55)  $(21.31)    $ (7.60)      (9.29)
    Diluted:
      Weighted average common equivalent
         shares outstanding                                     11         46       340         309         537
      Shares used in per share amounts                          11         46       309         309         309
      Net income (loss)                                   $     99   $   (118)  $(6,577)    $(2,348)    $(2,872)
      Per share amount, attributable to common
         shareholders                                     $   9.00   $  (2.55)  $(21.31)    $ (7.60)    $ (9.29)

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    We had no dilutive common equivalent shares during fiscal 1998 or 1999 or in either of the interim periods presented due to the reported net loss.

    Reclassifications. To conform with new classifications in the first twenty-six weeks of fiscal 2000 financial statement presentation, we reclassified certain prior period expenses. The primary reclassification was between sales and distribution costs and general and administrative expenses.

2.  CASH AND CASH EQUIVALENTS

   Cash and cash equivalents consist of the following (in thousands):

                                                             October 31,    October 30,           April 29,
                                                                    1998           1999                2000
                                                             -----------    -----------      --------------
                                                                                                 (unaudited)
      Cash                                                   $       136     $      380          $      219
      Cash equivalents                                             2,304             83                   -
                                                             -----------     ----------          ----------
                                                             $     2,440     $      463          $      219
                                                             ===========     ==========          ==========

   Interest earned on cash and cash equivalents was $5,000 and $36,000 in 1998 and 1999.

3.  INVENTORIES

   Our inventories consist of the following (in thousands):

                                                             October 31,    October 30,           April 29,
                                                                    1998           1999                2000
                                                             -----------    -----------      --------------
                                                                                                 (unaudited)
   Raw materials, including packaging and other supplies      $      378    $       890          $    1,097
   Finished product                                                   77            592                 317
                                                              ----------    -----------          ----------

      Total                                                   $      455    $     1,482          $    1,414
                                                               =========    ===========          ==========

4.  PLANT, PROPERTY AND EQUIPMENT

   Estimated useful lives that we use are as follows:

                  Leasehold improvements............................. shorter of useful life or lease term
                  Machinery and equipment............................                        5 to 10 years
                  Motor vehicles.....................................                              5 years

   Plant, property and equipment consisted of the following (in thousands):

                                                             October 31,    October 30,           April 29,
                                                                    1998           1999                2000
                                                             -----------    -----------      --------------
                                                                                                 (unaudited)
      Leasehold improvements                                  $      303    $     1,504       $       1,556
      Machinery and equipment                                      2,507          6,746               6,727
      Motor vehicles                                                 318            669                 510
                                                              ----------    -----------       -------------
                                                                   3,128          8,919               8,793
      Less accumulated depreciation and amortization                (645)        (1,789)             (2,584)
                                                              -----------   ------------      --------------
      Plant, property and equipment, net                      $    2,483    $     7,130       $       6,209
                                                              ==========    ===========       =============

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.  SHORT-TERM BORROWINGS

   The Company obtains financing from certain of our vendors for certain of our machinery and equipment purchases. Such financing is obtained through arrangements whereby the amount of the individual payments for the equipment are determined based on a quantity of raw material purchases from the vendor multiplied by a specific dollar amount as defined in the agreement. The terms of the agreements are generally one year in length and require the payment of interest on the outstanding principal balance at a rate of 15% per annum. At the end of the term, the remaining principal and any accrued and unpaid interest thereon is due and payable to the vendor. At October 30, 1999, the Company has paid the vendors in full.

6.  LONG-TERM DEBT

   Long-term notes payable balances are as follows:

                                                                               October 31,       October 30,
                                                                                      1998              1999
                                                                               -----------        ----------
                                                                                       (in thousands)


   Variable rate (9% at October 30, 1999) revolving credit agreement (1)                         $     3,385

   Noninterest-bearing notes, monthly principal payments ranging from $500 to
      $10,000, with maturity dates ranging from February 2000
      to March 2002.                                                                                      87

   Note payable at a fixed rate of 8.4% per annum, monthly principal and interest payments of $402 starting in August 1999 through July 2002.  The
      note is collateralized by the underlying motor vehicle.                                             12

   Note payable at a fixed rate of 10.98% per annum, monthly principal and interest payments of $695 through February 2001. The note is
      collateralized by the underlying motor vehicle.                         $         16                10

   Note payable at a fixed rate of 11.60% per annum, monthly principal and interest payments of $554 through July 2001. The note is
      collateralized by the underlying motor vehicle.                                   16                11

   Notes payable at fixed rates ranging from 9.49% to 11.10% per annum, monthly principal and interest payments ranging from $224 to $475, with maturity dates ranging from August 2000 to November 2001. The notes
      are collateralized by the underlying motor vehicles and equipment.                42                24
                                                                              ------------       -----------
                                                                                        74             3,529
      Less:  current portion                                                           (30)           (3,498)
                                                                              -------------      ------------

      Long-term debt, excluding current portion                               $         44       $        31
                                                                              ============       ===========

   The aggregate long-term maturities of the notes payable are as follows (in thousands):

                                                               2000               $  3,498
                                                               2001                     24
                                                               2002                      7
                                                                                  --------
                                                                                  $  3,529
                                                                                  ========

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) On January 21, 1999, the Company entered into a revolving credit and loan agreement with a bank (the "Agreement"). This Agreement was subsequently amended on September 27, 1999. The Company was in violation of certain covenants under this agreement at October 31, 1999. On January 10, 2000, the Company amended this agreement in order to remedy these covenant violations. The Amended Agreement provides for revolving loan advances ("Revolving Loan Advances") up to the lesser of the applicable Revolving Commitment, or the sum of 70% of eligible accounts receivable, as defined in the Agreement, plus 40% of the sum of capital expenditures financed by Revolving Loan Advances and all other capital expenditures incurred in fiscal 1999 and 2000 ("Formula Capital Expenditures"), plus $1,600,000 during the period from the date of the note to the Reduction Date (the earlier of May 31, 2000 or the date at which Bain Capital, Inc. makes a capital contribution of at least $3,000,000). The applicable Revolving Commitment amount is $6,000,000 through and including the Reduction Date and $4,000,000 thereafter. Revolving Loan Advances will bear interest, payable monthly, at the bank's prime lending rate, or the prime rate published in the Wall Street Journal, plus three-quarters of one percent (0.75%). All outstanding Revolving Loan Advances and accrued and unpaid interest are payable in full on February 28, 2001. If not paid in full on the due date, whether stated or by acceleration, interest on unpaid balances shall thereafter be payable on demand at a rate equal to 4.75% above the Prime Rate in effect. In the event the Company makes certain prepayments, as defined in the Agreement, a prepayment premium equal to one and one-quarter percent (1.25%) of the Revolving Commitment will be applied. In addition, upon the occurrence of either or both of a Significant Change in Ownership and/or a Credit Termination, as defined in the Agreement, the Company shall pay a Termination Fee equal to one-quarter percent (0.25%) of the Appraised Value of the Company greater than $33,500,000.

        The proceeds of the Note shall be used by the Company solely for working capital and equipment financing needs. The Company must maintain an operating account at the Lender's place of business, and the Company shall deposit all revenues into the operating account. The Lender may in its discretion debit the operating account for the payments of interest, principal and other costs from time to time under the terms of the Loan Documents.

        A Letter of Credit was issued in favor of the Lender in the minimum principal amount of $3,000,000 and bearing an expiration date of no earlier than June 30, 2000. The Letter of Credit may be drawn by the Lender (i) if any default shall occur and/or (ii) if, by May 31, 2000, Bain Capital shall not have made a cash capital contribution to the Company.

        The Agreement contains certain affirmative, negative and financial covenants which require the Company, among other things, to maintain minimum quarterly net revenues, tangible net worth, net income, cash flow to debt service and total liabilities to tangible net worth ratios, as defined in the Agreement. The Agreement also contains cross-default provisions and all borrowings under the Agreement are cross-collateralized.


7.  OPERATING AND CAPITAL LEASES

      The Company leases certain property consisting of production facilities, offices, branch distribution facilities, equipment and motor vehicles under operating leases. These leases expire at various dates through 2009 and many facility leases contain renewal options. Most property leases require the Company to pay utilities, property taxes and common maintenance costs. The Company also leases various machinery and equipment and motor vehicles under capital leases expiring through 2004.

      Following is an analysis of property and equipment under capital leases by major class as of October 30, 1999 (in thousands):

            Machinery and equipment                           $      600
            Motor vehicles                                           403
                                                              ----------
                                                                   1,003
            Less accumulated amortization                            177
                                                              ----------
                                                              $      826
                                                              ==========

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Depreciation of assets under capital leases was $40,268 and $118,301 for the years ended October 31, 1998 and October 30, 1999.

    As of October 30, 1999, future net minimum lease payments under capital leases and future minimum rental payments required under operating leases are as follows:


                                                                 Capital           Operating
            Fiscal Year Ending                                    Leases              Leases
            ------------------                                   -------           ---------

                       2000                                   $      289          $    2,907
                       2001                                          270               2,843
                       2002                                          202               2,647
                       2003                                          135               2,475
                       2004                                           32               1,878
                 Thereafter                                            -               4,095
                                                              ----------          ----------
                                                                     928          $   16,845
                                                                                  ==========
            Less amount representing interest                        131
                                                              ----------
            Present value of net minimum lease payments              797
            Less current maturities                                  228
                                                              ----------
            Long-term portion                                 $      569
                                                              ==========


    For the years ended October 31, 1998 and October 30, 1999, rent expense amounted to $1,189,000 and $3,130,000.

8.  SHAREHOLDERS EQUITY:

    On September 17, 1998, the Company entered into an agreement (the "Recapitalization Agreement") with a group of outside investors affiliated with Bain Capital, Inc. ("Bain") and with its existing stockholders ("Existing Stockholders"). Pursuant to the terms of the Recapitalization Agreement, a series of transactions (the "Recapitalization"), which are summarized below, were completed to effect the recapitalization of the Company.

        (i) The Company amended its articles of incorporation to authorize five new classes of common stock as follows: (1) 4,000,000 shares of Class A-1 common stock; (2) 1,125,000 shares of Class A-2 common stock; (3) 1,125,000 shares of Class A-3 common stock; (4) 50,000 shares of Class L-1 common stock and (5) 50,000 shares of Class L-2 common stock.
             All new classes of common stock have a par value of $.01 per share.

        (ii) Each of the Existing Stockholders' 1,000 shares of outstanding Class A common stock and 10,200 shares of outstanding Class B common stock were exchanged for 62 shares of the Class A-3 common stock and warrants. Subsequent to the exchange, 694,400 shares of Class A-3 common stock were outstanding;

       (iii) The Company issued to Bain 12,527 shares of the Class L-1 common stock and 5,280 shares of the Class L-2 common stock for an aggregate purchase price of $7,500,000;

        (iv) The proceeds of $7,500,000 were used to redeem the Existing Stockholders of 416,632 shares of the outstanding Class A-3 common stock. The redeemed shares were canceled and are no longer outstanding. Subsequent to the redemption, 277,768 shares of Class A-3 common stock were outstanding;

         (v) The Company issued to Bain an additional 9,186 shares of the Class L-1 common stock and an additional 3,871 shares of the Class L-2 common stock for an aggregate purchase price of $5,500,000. Subsequent to this additional purchase, outstanding shares of the Class L-1 and Class L-2 common stock totaled 21,713 and 9,151;

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (vi) The proceeds of $5,500,000 were used to (1) repay all outstanding amounts under the Company's existing line of credit and other note payable arrangements totaling approximately $1,970,000, (2) pay Recapitalization related costs of approximately $816,000 and (3) fund operations. The remaining proceeds from the sale of additional shares of Class L-1 and L-2 common stock of approximately $2,304,000 were invested in money market funds as of October 31, 1998.


        At October 30, 1999, the Company has three classes of outstanding common stock, Class L-1, Class L-2 and Class A-3. The significant features of these classes of common stock as reflected in the Company's Amended and Restated Articles of Incorporation are as follows:

        Voting Rights

        Each share of Class A common stock shall be entitled to one vote per share and each share of Class L common stock is entitled to the number of votes per share equal to the Class L conversion factor then in effect (23.4005 at October 30, 1999).

        Board of Directors

        The holders of outstanding shares of Class A-1 and L-1 common stock are entitled to elect three directors, the holders of outstanding shares of Class A-2 and Class L-2 common stock are entitled to elect one director and the holders of outstanding Class A-3 common stock are entitled to elect three directors. If the number of directors exceeds seven, the holders of outstanding shares of Class A-1 and L-1 common stock will be entitled to elect the remaining directors up to a maximum of 15 directors.

        Distributions

        The holders of the outstanding shares of Class L common stock are entitled to all distributions, including distributions in the event of a complete or partial liquidation of the Company or upon a sale of all or substantially all of the business assets, until the holders have received an aggregate amount equal to the outstanding shares of Class L common stock multiplied by the Class L base amount ($421.20 at October 30, 1999) per share plus an amount necessary to generate an internal rate of return on the investment in Class L common stock of 9% per annum, compounded quarterly. All holders of common stock are entitled to receive remaining distributions ratably based on the number of shares held once the holders of the Class L common stock have received their required distributions.

        Mandatory Conversion of Class A Common Stock

        Upon a vote by the Board of Directors, each outstanding share of Class A common stock other than Class A-1 common stock will automatically convert into one share of Class A-1 common stock upon an initial public offering of the Company's common stock ("IPO"). However, the vote will not be effective prior to an IPO. Subsequent to the conversion, all classes of Class A common stock other than Class A-1 will be retired, cancelled and removed from the Company's authorized capital and the holders of Class A-1 common stock will be entitled to elect the entire Board of Directors.

        Optional Conversion of Class L Common Stock

        At any time at the option of the holders of the Class L-1 and Class L-2 common stock, each outstanding share of Class L-1 and Class L-2 common stock may be converted into a number of shares of Class A-1 and Class A-2, respectively, based on the Class L conversion factor then in effect (23.4005 at October 31, 1999). However, if there has been an automatic conversion of Class A common stock to Class A-1 common stock as a result of an IPO, the shares of Class L-2 common stock will convert into shares of Class A-1 common stock. Subsequent to the optional conversion, the Class L common stock will be retired, cancelled and removed from the Company's authorized capital.

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Stockholders Agreement

        In connection with the Recapitalization, the Existing Stockholders and Bain entered into a Stockholders Agreement. The Stockholders Agreement establishes agreements with respect to voting, restrictions on the transfer of shares of common stock and rights of the stockholders to request registration under the Securities Act of 1933 in the event of an IPO.

        Preferred Stock

        On September 10, 1999, the Company amended its Articles of Incorporation and authorized one hundred sixty thousand (160,000) shares of Class N-1 Preferred Stock and eighty thousand (80,000) shares of Class N-2 Preferred Stock (Class N Shares, respectively), each having a par value of $0.01 per share. In the event of distributions, the holders of Class N Shares will receive the same priority of Class L Common Stock as a single and separate class and, with respect to the Class N Shares, are entitled to all distributions, including distributions in the event of a complete or partial liquidation of the Company or upon a sale of all or substantially all of the business assets, until the holders have received an aggregate amount equal to the outstanding shares of Class N preferred stock multiplied by the Class N Base Amount ($27.50 at October 30, 1999) per share. At any time at the option of the holders of the Class N-1 and Class N-2 preferred stock, each outstanding share of Class N-1 and Class N-2 preferred stock may be converted in to an equal number of Class A-1 and Class A-2 common stock, respectively. However, if there has been an automatic conversion of Class A common stock to Class A-1 common stock as a result of an IPO, the shares of Class N-2 preferred stock will convert into shares of Class A-1 common stock. Subsequent to the optional conversion, the Class N preferred stock will be retired, cancelled and removed from the Company's authorized capital.

        In addition, the stockholders amended their Stockholders' Agreement. In connection with this amendment the Company issued $6,000,000 of Class N Convertible Preferred Stock, par value $.01 per share (the "Class N Stock"). The Class N preferred stock consisted of 140,702 and 77,480 shares of Class N-1 and Class N-2, respectively.

        Stock Options

        On April 1, 1999, the Company adopted its 1999 Stock Option Plan. The purpose of this Plan is to provide selected employees of the Company with additional incentives to contribute to the success of the Company and to attract, reward and retain employees of outstanding ability. The Plan reserves for issuance a maximum of 200,000 shares of Class A-3 common stock. The Plan allows the granting of both incentive stock options and non-qualified stock options. Options vest ratably over a five year period, but generally none are exercisable until at least one year following the grant and all expire after ten years in the event they are not exercised.


   Stock option activity for the year ended October 30, 1999 is as follows (in thousands except per share amounts):

                                                                                 Weighted Average
                                                                  Options          Exercise Price
                                                              -----------        ----------------

         Balance at October 31, 1998                                   -                   -

         Granted                                                      48          $    18.00
         Forfeited                                                   (16)         $    18.00
                                                              -----------

         Balance at October 30, 1999                                  32          $    18.00
                                                              ==========

         Options exercisable at October 30, 1999                      10          $    18.00
                                                              ==========

      The weighted average remaining contractual life of these options is approximately 10 years. Exercise price for options outstanding at October 30, 1999 is $18.00.

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    As permitted under SFAS 123, the Company follows APB 25 in accounting for stock-based awards to employees. Under APB 25, we have not recognized any compensation expense with respect to such awards, since the exercise price of the stock options awarded are equal to the fair market value of the underlying security on the grant date.

    Had compensation costs for the stock options issued under the Stock Option Plan been determined based on the grant date fair values as required by SFAS No. 123, our net loss would have been increased to the pro forma amounts indicated below (in thousands except per share amounts):

                                                                    1999                         1999
                                                                Net loss     Basic net loss per share
                                                                --------     ------------------------

         As reported                                          $   (6,577)                $     21.31

         Pro forma                                            $   (6,656)                $     21.57

    Fair value was estimated using the minimum-value method, a risk-free interest rate of 6% and an expected life of 10 years.

      Warrants

    In connection with the Recapitalization and the exchange of the former Class A and Class B common stock for Class A-3 common stock, the Existing Stockholders entered into an agreement (the "Warrant Agreement") whereby they obtained warrants to purchase additional shares of Class A-3 common stock at an initial exercise price of $.01 per share upon the occurrence of (1) a sale of all or substantially all of the assets of the Company, (2) any transaction after which Bain ceases to own a majority of the voting stock of the Company and (3) an IPO. The additional shares to be purchased are to be determined in accordance with a formula outlined in the Warrant Agreement, but not to exceed 142,354 shares. Based on the formula for calculating the additional shares, the benefit to be derived by the Existing Stockholders from these warrants is substantially limited. As a result, management has valued these warrants at an aggregate nominal value of $1,000 and has recorded their value as a charge to accumulated deficit and a credit to additional paid-in capital.

9.  RELATED PARTY TRANSACTIONS

    During 1998, the Company entered into various transactions with an affiliated company, Down East Sunsprouts, Inc. ("Down East Sunsprouts"). Prior to fiscal 1998, Down East Sunsprouts was wholly-owned by Fresh Samantha but was subsequently spun off to the Existing Shareholders of the Company. The fiscal 1998 transactions between the related parties included purchases of inventory from one another as well as Fresh Samantha's incurring payroll and other operating costs on behalf of Down East Sunsprouts. At October 31, 1998, Fresh Samantha had a $12,000 net receivable from Down East Sunsprouts relating to the fiscal 1998 transactions which is included in prepaid expenses and other current assets in the accompanying balance sheet. The amount was paid in full by Down East Sunsprouts subsequent to year end. Subsequent to Fresh Samantha's fiscal 1998 year end, Down East Sunsprouts was sold to a third party. Sales to and purchases from Down East Sunsprouts amounted to approximately $15,900 and $13,700 for the year ending October 31, 1998.

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.  EMPLOYEE BENEFIT PLAN

         The Company sponsors the Fresh Samantha, Inc. 401(k) defined contribution plan (the "Plan"). The Plan covers all employees who meet the initial eligibility requirements, as defined in the Plan document, and who continue to provide at least 1,000 hours of service during the Plan year. Participants in the Plan may contribute up to 15% of their pre-tax compensation in any one Plan year subject to the Internal Revenue Service limitation. The Company may elect to match the participants' contributions based on a matching contribution formula using a contribution percentage determined at the Company's discretion. Plan participants vest in Company matching contributions ratably over a five year period in accordance with a graduated vesting schedule. Under the Plan, the Company, at its sole discretion, may also elect to make additional contributions on behalf of the participants. All employer matching contributions due to the plan for fiscal 1999 had been paid as of October 30, 1999. The Company charged approximately $35,000 and $46,000 to expense for this Plan for the years ended October 31, 1998 and October 30, 1999.

11.  INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                           October 31,    October 30,
                                                                                  1998           1999
                                                                           -----------    -----------
         Deferred tax assets
            Net operating loss carryover                                      $     35       $  2,298
            Expenses not currently deductible                                       58            278
            Alternative minimum tax credit                                          30             31
                                                                              --------       --------
                                                                                   123          2,607
                                                                              --------       --------

         Deferred tax liabilities
            Tax over book depreciation                                             163            124
                                                                              --------       --------
                                                                                   163            124
                                                                              --------       --------

         Net deferred tax assets (liabilities) before valuation allowance          (40)         2,483

         Less valuation allowance                                                    -         (2,483)
                                                                              ---------      --------
         Net deferred tax asset (liabilities)                                 $    (40)      $      -
                                                                              =========      ========

       Due to the uncertainty of future taxable income, the Company fully reserved for its net deferred tax assets.

      The Company will have remaining federal and state net operating loss carryforwards of approximately $5,660,000 expiring in fiscal years 2000 through 2019. The net operating loss carryforwards are available to offset future federal and state taxable income.

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      Income tax benefit consists of the following (in thousands):

                                                                              Year ended October
                                                                              ------------------
                                                                         1997        1998          1999
                                                                         ----        ----          ----
                                                                     (unaudited)
             Federal:
                  Current                                              $   (37)    $     58     $      -
                  Deferred                                                 (46)          (2)          32
                                                                       --------    ---------    --------
                                                                           (83)          56           32
                                                                       --------    --------     --------
             State:
                  Current                                                  (12)          10            -
                  Deferred                                                 (15)         (15)           8
                                                                       --------    ---------    --------
                                                                           (27)          (5)           8
                                                                       --------    ---------    --------
             Total income tax (expense) benefit                        $  (110)    $     51     $     40
                                                                       ========    ========     ========

      The provision for income taxes is different from the amount computed using the applicable statutory federal income tax rate of 34%, with the differences summarized as follows (in thousands):

                                                                                Year ended October
                                                                                ------------------
                                                                         1997        1998         1999
                                                                         ----        ----         ----
                                                                     (unaudited)

             Tax benefit at statutory rates                            $   (34)    $     58     $  2,250
             Adjustment due to:
                  Change in valuation allowance                              -            -       (2,483)
                  Other                                                    (76)          (7)         273
                                                                       --------    ---------    --------
             Total income tax (expense) benefit                        $  (110)    $     51     $     40
                                                                       ========    ========     ========


12.  OTHER (EXPENSE) INCOME, NET

         Other (expense) income consisted of the following (in thousands):

                                                          Year ended October              24 and 26 weeks ended
                                                   --------------------------------- ------------------------------
                                                                                         April 17,       April 29,
                                                      1997       1998         1999            1999            2000
                                                   ----------  ---------  ----------    -----------    -----------
                                                   (unaudited)                          (unaudited)    (unaudited)

            Interest income                        $        -  $       5  $       36    $        29    $         -
            Interest expense                              (98)      (172)       (219)           (51)          (218)
            Transaction costs (1)                           -          -           -              -         (1,022)
            Other                                          (9)      (102)        (14)            (3)            28
                                                   ----------- ---------- -----------   ------------   -----------

                                                   $     (107) $    (269) $     (197)   $       (25)   $    (1,212)
                                                   =========== ========== ===========   ============   ============

(1) Transaction costs, consisting primarily of professional fees, were incurred by the Company in connection with the acquisition of all of the Company's outstanding stock by Odwalla, Inc. on May 2, 2000.

                              FRESH SAMANTHA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  ALLOWANCE FOR DOUBTFUL ACCOUNTS AND PRODUCT RETURNS

         The following summarizes activity in the allowance for doubtful accounts and product returns for the years shown (in thousands):

                                                                                Year ended October
                                                                               --------------------

                                                                           1997         1998          1999
                                                                          ------       ------        -----
                                                                        (unaudited)

             Allowance for doubtful accounts and product returns,
                  beginning of year                                       $    -       $   23       $   27
             Bad debt expense and change in allowance for product
                   returns for the year                                       45           21          483
             Accounts receivable written off during the year                 (22)         (17)         (22)
                                                                          -------      -------      -------

             Allowance for doubtful accounts and product returns,
                   end of year                                            $   23       $   27       $  488
                                                                          ======       ======       ======

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                         FINANCIAL INFORMATION OVERVIEW

         On February 2, 2000, Odwalla announced a definitive agreement to acquire all of the outstanding shares of Fresh Samantha, Inc. At the annual shareholders meeting on April 25, 2000, Odwalla's shareholders approved the acquisition and other matters necessary to complete the transaction. On May 2, 2000, we completed our acquisition of Fresh Samantha. We accounted for the acquisition of Fresh Samantha as a purchase for accounting purposes and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date, May 2, 2000.

         The total purchase price of approximately $28.8 million consisted of the issuance of 3,612,122 shares of Odwalla common stock with an estimated fair value of $27.5 million plus transaction costs of approximately $1.3 million, consisting principally of professional fees. The fair value of the common stock issued was determined using the average closing market price of Odwalla's common stock for several days before and after the merger announcement.

         Under a Preferred Stock Conversion Agreement, dated as of February 11, 2000, between Odwalla and Catterton-Simon Partners, we issued 1,333,333 shares of our common stock to Catterton-Simon Partners in exchange for 1,074,666 shares of Odwalla's Series A Preferred Stock, representing all of the outstanding shares of such stock, and cancellation of a warrant to purchase 75,000 shares of Odwalla's common stock held by Catterton-Simon Partners. The issuance of common stock to Catterton-Simon Partners as an inducement for early conversion was approved by Odwalla's shareholders on April 25, 2000.

         In addition, we sold 960,769 shares of common stock for $6.0 million through a private placement to three funds managed by Wasserstein Perella Group, Inc. and to Catterton-Simon Partners III, L.P. pursuant to a Stock Purchase Agreement dated as of February 11, 2000, and amended as of April 25, 2000.

         The unaudited pro forma combined financial information on the following pages combines Odwalla's balance sheet as of February 26, 2000, and the statements of operations for the year ended August 28, 1999, and for the twenty-six weeks ended February 26, 2000, with the Fresh Samantha balance sheet as of April 29, 2000, and the Fresh Samantha statements of operations for the year ended October 30, 1999, and for the twenty-six weeks ended April 29, 2000. These pro forma financial statements are based on the preliminary estimates and assumptions set forth in the notes to such statements. The unaudited pro forma combined condensed financial information set forth below does not purport to represent what the combined results of operations or financial condition of Odwalla would actually have been if the Fresh Samantha acquisition and the other events noted above had in fact occurred on the dates indicated or to project the future combined results of operations or financial condition of Odwalla.

         The unaudited pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Odwalla, contained in our Annual Report on Form 10-K for the year ended August 28, 1999, and in our Quarterly Report on Form 10-Q for the period ended February 26, 2000) and of Fresh Samantha (beginning on page F-2 of this Current Report on Form 8-K/A), including the notes thereto.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)
                             AS OF FEBRUARY 26, 2000
                    (In thousands, except per share amounts)

                                                               Fresh                      Pro Forma
                                                 Odwalla       Samantha      Combined  Adjustments           Total

Current assets
     Cash, cash equivalents and short-
         term investments                      $   1,766      $     219     $   1,985    $   6,000 a     $   4,158
                                                                                            (3,827)b
     Trade accounts receivable                     6,634          2,709         9,343                        9,343
     Inventories                                   4,157          1,414         5,571          (26)c         5,545
     Prepaid expenses and other current assets     1,519            207         1,726         (121)c         1,605
     Deferred tax asset, current                   1,622              -         1,622                        1,622
                                               ---------      ---------     ---------    ---------       ---------

            Total current assets                  15,698          4,549        20,247        2,026          22,273

Plant, property and equipment, net                14,491          6,209        20,700       (1,541)c        19,159

Goodwill, net                                      1,063              -         1,063       30,533 c        31,596
Other intangible assets, net                         443              -           443                          443
Other assets, noncurrent                             951            213         1,164         (347)c           817
                                               ---------      ---------     ---------    ---------           ----

            Total assets                       $  32,646      $  10,971     $  43,617    $  30,671       $  74,288
                                               =========      =========     =========    =========       =========

Current liabilities
     Accounts payable                          $   6,082      $   4,044     $  10,126    $   1,013 c     $  11,026
                                                                                              (113)b
     Accrued payroll and related items             1,018            765         1,783           76 c         1,859
     Line of credit                                1,950              -         1,950                        1,950
     Other accruals                                1,841            724         2,565        1,006 c         3,571
     Current maturities of capital lease
          obligations                                 25            227           252                          252
     Current maturities of long-term debt            181          3,714         3,895       (3,714)b           181
                                               ---------      ---------     ---------    ----------           ----
            Total current liabilities             11,097          9,474        20,571       (1,732)         18,839

Capital lease obligations, less current
      maturities                                       4            415           419                          419
Long-term debt, less current maturities              581              -           581                          581
Other                                                  -             10            10                           10
                                               ---------      ---------     ---------    ---------       ---------
            Total liabilities                     11,682          9,899        21,581       (1,732)         19,849
                                               ---------      ---------     ---------    ----------        -------

Mandatorily redeemable and convertible
     preferred stock                               7,931              -         7,931       (7,931)d             -
                                               ---------      ---------     ---------    ----------             --

                            (continued on next page)

                                   (UNAUDITED)
                             AS OF FEBRUARY 26, 2000
                    (In thousands, except per share amounts)

                                                                Fresh                       Pro Forma
                                                 Odwalla       Samantha      Combined     Adjustments     Total
                                               ---------      ---------     ---------     -----------     -----
Shareholders' equity

     Preferred stock                                   -              2             2           (2)c          -
     Common stock                                 29,751              3        29,754        6,000 a     72,806
                                                                                            27,475 c
                                                                                                (3)c
                                                                                             9,580 d
     Additional paid-in capital                       62         19,000        19,062      (19,000)c          -
                                                                                               (62)d
     Accumulated deficit                         (16,780)       (17,933)      (34,713)      17,933 c    (18,367)
                                                                                            (1,587)d
                                               ---------      ---------     ---------    ---------            -

Total shareholders' equity                        13,033          1,072        14,105       40,334       54,439
                                               ---------      ---------     ---------    ---------    ---------

Total liabilities and shareholders' equity     $  32,646      $  10,971     $  43,617    $  30,671    $  74,288
                                               =========      =========     =========    =========    =========


              PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                       FOR THE YEAR ENDED AUGUST 28, 1999
                    (In thousands, except per share amounts)

                                                               Fresh                     Pro Forma
                                                 Odwalla       Samantha      Combined  Adjustments            Total
                                               ---------      ---------    ----------  -----------       ----------

Net sales                                      $  68,042      $  32,158    $  100,200                    $  100,200

Cost of sales                                     35,542         16,888        52,430    $     (24)e         52,406
                                               ---------      ---------    ----------    ---------       ----------

     Gross profit                                 32,500         15,270        47,770           24           47,794
                                               ---------      ---------    ----------    ---------       ----------

Operating expenses
     Sales and distribution                       24,056         15,870        39,926         (142)e         39,784
     Marketing, general and administrative        10,555          5,820        16,375        1,456 e         17,831
     Recall and related costs                        250              -           250                           250
                                               ---------      ---------    ----------    ---------       ----------

            Total operating expenses              34,861         21,690        56,551        1,314           57,865
                                               ---------      ---------    ----------    ---------       ----------

Loss from operations                              (2,361)        (6,420)       (8,781)      (1,290)         (10,071)

Other (expense) income, net                          (40)          (197)         (237)         140 f            (97)
                                               ----------     ----------   -----------   ----------      -----------

Loss before income taxes                          (2,401)        (6,617)       (9,018)      (1,150)         (10,168)
Income tax benefit                                   359             40           399                           399
                                               ---------      ---------    ----------    ---------       ----------

Net loss                                          (2,042)        (6,577)       (8,619)      (1,150)          (9,769)

Preferred stock dividend                            (267)             -          (267)         267 d              -
                                               ----------     ---------    -----------   ---------       ----------

Net loss applicable to common
     shareholders                              $  (2,309)     $  (6,577)   $   (8,886)   $    (883)      $   (9,769)
                                               ==========     ==========   ===========   ==========      ===========

Net  loss per share attributable to common shareholders:
         Basic and diluted                     $    (0.45)    $   (21.31)                                $    (0.89)
                                               ===========    ===========                                ===========

Weighted average shares, basic and diluted          5,098           309                                      11,004
                                               ==========     =========                                  ==========

              PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                         FOR THE TWENTY-SIX WEEKS ENDED
                        FEBRUARY 26, 2000 (In thousands,
                            except per share amounts)

                                                               Fresh                      Pro Forma
                                                 Odwalla       Samantha      Combined    Adjustments         Total
                                               ---------      ---------     ---------    -----------     ---------

Net sales                                      $  34,859      $  21,049     $  55,908                    $  55,908

Cost of sales                                     18,541         10,228        28,769    $     (12)e        28,757
                                               ---------      ---------     ---------    ----------      ---------

     Gross profit                                 16,318         10,821        27,139           12          27,151
                                               ---------      ---------     ---------    ---------       ---------

Operating expenses
     Sales and distribution                       12,498          9,597        22,095          (71)e        22,024
     Marketing, general and administrative         4,935          2,884         7,819          728 e         8,547
                                               ---------      ---------     ---------    ---------       ---------

            Total operating expenses              17,433         12,481        29,914          657          30,571
                                               ---------      ---------     ---------    ---------       ---------

Loss from operations                              (1,115)        (1,660)       (2,775)        (645)         (3,420)

Other (expense) income, net                          (51)        (1,212)       (1,263)         150 f         (1,113)
                                               ----------     ----------    ----------   ---------       ---------

Loss before income taxes                          (1,166)        (2,872)       (4,038)        (495)         (4,533)

Income tax benefit                                   175              -           175                          175
                                               ---------      ---------     ---------    ---------       ---------

Net loss                                            (991)        (2,872)       (3,863)        (495)         (4,358)

Preferred stock dividend                            (426)             -          (426)         426d              -
                                               ----------     ---------     ----------   ---------       ---------

Net loss applicable to common
     shareholders                              $    (1,417)   $  (2,872)    $  (4,289)   $     (69)      $  (4,358)
                                               ============   ==========    ==========   ==========       =========

Net  loss per share attributable to common shareholders:
         Basic and diluted                     $    (0.28)    $    (9.30)                                $   (0.40)
                                               ===========    ===========                                ==========

Weighted average shares, basic and diluted           5,126           309                                    11,032
                                               ===========    ==========                                 =========

                                  ODWALLA, INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION

         The pro forma combined balance sheet assumes that the merger took place February 26, 2000 and combines Odwalla's February 26, 2000, consolidated balance sheet and Fresh Samantha's April 29, 2000, consolidated balance sheet.

         The pro forma combined statement of operations assumes the merger took place as of the beginning of fiscal 1999, August 29, 1998. For the fiscal 1999 statement of operations, Odwalla's statement of operations for the year ended August 28, 1999, and Fresh Samantha's statement of operations for the year ended October 30, 1999, are combined. Each of the financial statements consists of 52 week periods. For the fiscal 2000 operations, Odwalla's statement of operations for the twenty-six weeks ended February 26, 2000, and Fresh Samantha's statement of operations for the twenty-six weeks ended April 29, 2000, are combined.

         On a combined basis, there were no material transactions between Odwalla and Fresh Samantha during the periods presented. There are no material differences between the accounting policies of Odwalla and Fresh Samantha. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had Odwalla and Fresh Samantha filed consolidated income tax returns during the periods presented.

2.  UNAUDITED PRO FORMA ADJUSTMENTS

         The following adjustments were applied to the Odwalla and Fresh Samantha historical consolidated financial statements to arrive at the unaudited pro forma combined condensed financial information. These adjustments are based on management's preliminary estimates of the value of the tangible and intangible assets acquired.

      a. Reflects the private placement of $6.0 million of common stock at the merger date.

      b. Reflects the payment of Fresh Samantha's outstanding bank debt at the close of the merger, as required under the merger agreement. Odwalla's line of credit was increased from $5.0 million to $10.0 million at the time of the merger with Fresh Samantha in accordance with an amendment to Odwalla's existing credit agreement in April 2000.

      c. Reflects the purchase accounting adjustment for the merger as follows (amounts in thousands):

      Total purchase price:

         Issuance of 3,612,122 shares of common stock to Fresh Samantha shareholders valued at the average closing price for the five days before and after February 2, 2000,
            the date of the merger announcement...........................................       $     27,475

         Direct transaction costs incurred by Odwalla, primarily professional fees........              1,320
                                                                                                 ------------

            Total purchase price..........................................................       $     28,795
                                                                                                 ============

                                      F-25

                                  ODWALLA, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

Adjustment to eliminate Fresh Samantha shareholders equity:

         Elimination of Fresh Samantha outstanding common and preferred stock, additional paid in capital and accumulated deficit. This adjustment recognizes the cost basis of the Fresh Samantha assets and liabilities acquired through the following

            Elimination of Fresh Samantha preferred stock.................................       $          2
            Elimination of Fresh Samantha common stock....................................                  3
            Elimination of Fresh Samantha additional paid-in capital......................             19,000
            Elimination of Fresh Samantha accumulated deficit.............................            (17,933)

Purchase price allocated to:

         Fair value of property and equipment and other assets acquired, based on management evaluation of the fair value of individual assets at the acquisition
            date, and liabilities acquired................................................       $     (1,738)

         Goodwill related to the acquisition..............................................             30,533
                                                                                                 ------------

         Total allocated purchase price...................................................       $     28,795
                                                                                                 ============

d. Reflect the elimination of the Series A preferred stock, the cancellation of the existing Catterton-Simon Partners common stock warrant, and the issuance of additional shares of common stock as an inducement for early conversion of the preferred stock to common stock as at February 26, 2000.

         Elimination of Odwalla's mandatorily redeemable convertible preferred stock through
            issuance of common stock in exchange..........................................       $      7,931
         Cancellation of the existing Catterton-Simon Partners common stock warrant.......                 62
         Issuance of 258,667 shares of common stock as an inducement for early conversion to
            common stock based on Odwalla's closing stock price on May 2, 2000............              1,587
                                                                                                 ------------
         Net adjustment to common stock...................................................       $      9,580
                                                                                                 ============

         No amount related to the issuance of additional shares as an inducement for early conversion to common stock has been included in the unaudited pro forma combined condensed statements of operations for the year ended August 28, 1999 and the twenty-six weeks ended February 26, 2000 as it is non-recurring. The appropriate amount was expensed in the period the acquisition was consummated.

         In addition, the preferred stock dividend for each of the operating periods presented has been eliminated in the pro forma combined condensed statements of operations as they would not have been incurred if the preferred stock had been converted into common stock as of the beginning of the periods shown.

                                  ODWALLA, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

e. Reflect additional depreciation and amortization resulting from the merger (amounts in thousands).

                                                                                                  Twenty-six
                                                                                     Year ended   weeks ended
                                                                                     August 28,   February 26,
                                                                                        1999          2000
                                                                                   -------------- --------------

         Odwalla intends to amortize the goodwill related to the merger using the straight-line method over a twenty year life.

         Amortization assumption as if the merger had occurred at the beginning
          of the period shown...................................................      $   1,527      $    763

         Odwalla allocated the estimated decrease in fair value of property and equipment acquired to the individual assets.  For this pro forma information, we have assumed that the average life assigned to the decrease in fair value is 6.5 years.  Depreciation was calculated as if the merger occurred at the beginning of the period shown and reflects the allocation to cost of sales; sales and distribution; and marketing, general and
             administrative costs based on management estimates.................           (237)         (118)
                                                                                      ---------      --------

         Total change in amortization and depreciation expense as if the acquisition had taken
             place as of the first date of the periods shown....................      $   1,290      $    645
                                                                                      =========      ========


f. Reflects reduction in interest expense assuming reduced borrowing due to the private placement of $6.0 million of common stock at the merger date, a portion of which was used to pay the outstanding balance of Fresh Samantha's credit facility of $3.8 million as of April 29, 2000.



                                      F-27